Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan of our report dated February 26, 2009, with respect to the consolidated financial statements and schedule of Cheniere Energy, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Cheniere Energy, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Houston, Texas
June 12, 2009